Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Anheuser-Busch InBev SA/NV :

We consent to the use of our report dated April 14, 2010, with respect to the consolidated statements of financial position of Anheuser-Busch InBev SA/NV and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the Registration Statement on Form F-4 of Anheuser-Busch InBev SA/NV. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

KPMG Bedrijfsrevisoren – Réviseurs d’Entreprises

represented by

/s/ Jos Briers

Réviseur d’Entreprises/Bedrijfsrevisor

Brussels, BELGIUM

May 20, 2010